Exhibit (g)(6)

                                SECOND AMENDMENT
                 TO CUSTODY AND INVESTMENT ACCOUNTING AGREEMENT

      THIS SECOND AMENDMENT TO CUSTODY AND INVESTMENT ACCOUNTING AGREEMENT (the "Amendment") is effective as of March 10, 2006 by and between CLEARWATER INVESTMENT TRUST, a Massachusetts business trust (the "Fund") and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (the "Custodian"), and successor by merger to Investors Fiduciary Trust Company, a Missouri trust company ("IFTC").

                                   WITNESSETH:

      WHEREAS, the Fund and IFTC entered into to that certain Custody and Investment Accounting Agreement dated as of September 29, 1997, and that certain First Amendment to Custody and Investment Accounting Agreement dated as March 1, 1998 (the "Agreement"); and

      WHEREAS, the Fund and the Custodian desire to amend the Agreement to refer to the name of the Custodian;

      NOW THEREFORE, for and in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Fund and the Custodian hereby agree that the Agreement is amended and supplemented as follows:

1. All references in the Agreement to "IFTC" and "Investors Fiduciary Trust Company" are amended to refer, respectively, to "Custodian" and "State Street Bank and Trust Company."

2. For purposes of Section 8 of the Agreement, "NOTICES," the addresses of the respective parties shall be as follows, until changed as provided in that section:

      To the Custodian:                           To the Fund:
      State Street Bank and Trust Company         Clearwater Investment Trust
      801 Pennsylvania Avenue                     30 East 7th Street, Suite 2000
      Kansas City, MO 64105                       St. Paul, MN 55101
      Attention: Vice President, Mutual Funds     Attention: Chief Compliance Officer

3. General Provisions. This Amendment will at all times and in all respects be construed, interpreted, and governed by the laws of the state of Missouri, without giving effect to the conflict of laws provisions thereof. This Amendment may be executed in any number of counterparts, each constituting an original and all considered one and the same agreement. This Amendment is intended to modify and amend the Agreement and the terms of this Amendment and the Agreement are to be construed to be cumulative and not exclusive of each other. Except as provided herein, the Agreement is hereby ratified and confirmed and remains in full force and effect.

      IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers to be effective as of the date first above written.

STATE STREET BANK AND TRUST COMPANY

By: _________________________________
Name:  ______________________________
Title: ______________________________

CLEARWATER INVESTMENT TRUST

By: ________________________________
Name: Frederick T. Weyerhaeuser
Title: Secretary